Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Charlotte’s Web Holdings, Inc. on Form S-8 of our report dated March 19, 2025 with respect to our audit of the consolidated financial statements of Charlotte’s Web Holdings, Inc. as of December 31, 2024 and for the year then ended, which report is included in this Annual Report on Form 10-K of Charlotte’s Web Holdings, Inc. for the year ended December 31, 2024.

PKF O’Connor Davies, LLP

New York, New York
March 19, 2025